As filed with the Securities and Exchange Commission on May 10, 2023

No. 333-213492

No. 333-249095

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-213492

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-249095

TO
FORM S-3
UNDER
THE SECURITIES ACT OF 1933

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

DELAWARE	46-0539758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Tice Blvd.

Woodcliff Lake, NJ 07677
(973) 453-8601
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley M. Weston Chief Executive Officer Party City Holdco Inc. 100 Tice Blvd. Woodcliff Lake, New Jersey 07677 (973) 453-8601
(Name, address, including zip code, and telephone number, including area code, of agent for service) Copies to:
David Huntington Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 United States (212) 373-3124

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Party City Holdco Inc. (the “Company”) relate to the following registration statements on Form S-3 (together, “Registration Statements”):

1.	Registration Statement No. 333-213492 filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 2, 2016, registering up to 89,222,680 shares of the Company’s common stock par value, $0.01 per share (the “Common Stock”); and
2.	Registration Statement No. 333-249095 filed with the Commission on September 28, 2020 registering up to 13,211,509 shares of Common Stock.

As previously disclosed on January 17, 2023, the Company and certain of its subsidiaries filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. As a result of the Chapter 11 Cases, the Company has terminated any and all offerings and sales of securities pursuant to each Registration Statement. In accordance with an undertaking made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered under such Registration Statement which remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment any and all such securities registered but unsold under each Registration Statement. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 10, 2023.

PARTY CITY HOLDCO INC.

By:	/s/ Todd Vogensen
Todd Vogensen
Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.